Exhibit 10.1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PATENT CROSS LICENSE AGREEMENT

BETWEEN

NVIDIA CORPORATION AND INTEL CORPORATION

This Patent License Agreement (“Agreement”) is entered into as of January 10, 2011 (“Effective Date”) by and between NVIDIA Corporation, a Delaware corporation, having an office at 2701 San Tomas Expressway, Santa Clara, California 95050 (“NVIDIA”), and Intel Corporation, a Delaware corporation, having an office at 2200 Mission College Blvd., Santa Clara, California 95052 (“Intel”) (each of NVIDIA and Intel being a “Party” and together the “Parties”).

IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1.	“Capture Period” shall mean any time on or prior to March 31, 2017.

1.2.	“Chipset License” shall mean the Chipset License Agreement entered into by and between Intel and NVIDIA dated November 18, 2004, as amended by Amendment to Chipset License Agreement dated December 22, 2010.

1.3.	“Claims” shall mean all claims, including, without limitation, counterclaims and cross-claims, actions, causes of action, costs, damages, debts, demands, expenses, liabilities, losses, obligations, proceedings and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, at law, in equity or otherwise, (including, without limitation, all claims that have been or could have been asserted in the Litigation, all claims of patent infringement and claims based on any antitrust or unfair competition laws), and whether presently known or unknown, that either Party (or any of its Subsidiaries) may have against the other Party (or any of its Subsidiaries, directors or officers) for damages (whether compensatory, special, incidental, consequential, punitive, exemplary or otherwise) or any other relief (including, without limitation, injunctive relief, declaratory relief, rescission or recissionary damages, interest, attorneys’ fees, costs, expenses or any other form of legal or equitable relief).

1.4	“Embedded Flash Memory Products” shall mean non-volatile Integrated Circuits: (i) that are electrically programmable and electrically erasable; and (ii) whose primary function is not data storage.

1.5.	“Flash Memory Products” shall mean non-volatile Integrated Circuits capable of storing data that are electrically programmable and electrically erasable, provided that a product that is an Embedded Flash Memory Product shall not be considered a Flash Memory Product.

1.6.	“Information System Product” shall mean any active or passive circuit element, apparatus, appliance, circuit assembly, computer, device, equipment, firmware, microcode, housing, Integrated Circuit, instrumentality, material, method, process, service, software, substrate or other means for calculating, classifying, combining, computing, detecting, displaying, handling, hosting, imaging, inputting, manifesting, measuring, modifying, networking, originating, photographing, playing, printing, processing, providing, receiving, recording, reproducing, retrieving, scanning, serving, storing, switching, transmitting or utilizing data or other information for business, scientific, control or other purposes, including components and subsystems thereof or supplies therefore.

1.7.	“Integrated Circuit” shall mean an integrated unit comprising one or more active and/or passive circuit elements associated on one or more substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical functions (including, if provided therewith, housing and/or supporting means).

1.8.	“Intel Architecture Emulator” shall mean software, firmware, or hardware that, through emulation, simulation or any other process, allows a computer or other device that does not contain an Intel Compatible Processor, or a processor that is not an Intel Compatible Processor, to execute binary code that is capable of being executed on an Intel Compatible Processor.

1.9.	“Intel Bus” shall mean a proprietary bus or other data path first introduced by Intel during the Capture Period (a) that is capable of transmitting and/or receiving information within an Integrated Circuit or between two or more Integrated Circuits, together with the set of protocols defining the electrical, physical, timing and functional characteristics, sequences and control procedures of such bus or data path; and (b) to which Intel has not granted a license nor committed to grant a license through its participation in a government sponsored, industry sponsored, or contractually formed group or any similar organization that is dedicated to creating publicly available standards or specifications; and (c) which neither Intel nor any Intel Subsidiary (during any time such Intel Subsidiary has met the requirements of being a Subsidiary) has publicly disclosed without an obligation of confidentiality to enable third parties to design integrated circuits that connect to such bus or interconnect. Examples of buses to which Intel has granted or committed to grant a license in connection with an organization set forth in (b) include the PCI bus, the PCI Express bus, the USB bus and the AGP bus.

1.10.	“Intel Compatible Chipsets” shall mean one or more Integrated Circuits that alone or together are capable of electrically connecting directly (with or without buffering or pin reassignment) with an Intel Processor using one or more buses at least one of which is an Intel Processor Bus to connect the Intel Processor with any other device (or group of devices) including, without limitation, Processors, input/output devices, networks, and memory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.11.	“Intel Compatible Compiler” shall mean a compiler that generates object code that can, with or without additional linkage processing, be executed on any Intel Processor.

1.12.	“Intel Compatible Processor” shall mean any Processor that (a) can perform substantially the same functions as an Intel Processor by compatibly executing or otherwise processing (i) a substantial portion of the instruction set of an Intel Processor or (ii) object code versions of applications or other software targeted to run on an Intel Processor, in order to achieve substantially the same result as an Intel Processor; or (b) is substantially compatible with an Intel Processor Bus.

1.13.	“Intel Licensed Product” shall mean any Intel product or service that constitutes an Information System Product, that if sold, is sold, directly or indirectly, by Intel as Intel’s own product (subject to the limitations set forth in Section 3.4) and not on behalf of another.

1.14.

“Intel Processor” shall mean a Processor (a) first developed by, for or with substantial participation by Intel or any Intel Subsidiary at any time prior to or after the Effective Date, or (b) for which ownership of the architecture, design or core has been purchased or otherwise acquired by Intel or any Intel Subsidiary prior to the Effective Date, including without limitation the Intel® 8086, 80186, 80286, 80386, 80486, Celeron®, Pentium®, Core™ Solo T1300, Core™ 2 Duo E6850, Core™ 2 Duo E6400, Core™ Duo T2700, Core™ i3 370M, Core™ i5 430M, Core™ i7 840QM, Atom™ Processor Z560, Atom™ Processor Z530P, Atom™ Processor D525, StrongARM, XScale®, Xeon™, Itanium®, MXP, IXP, 80860 and 80960 processors and microprocessor families, and the 8087, 80287, and 80387 math coprocessor families. Notwithstanding anything else in this Agreement, the Parties acknowledge that (i) the StrongARM and XScale® Processors are considered to be Intel Processors only with respect to those portions of the Processors that are Intel Proprietary Extensions, and (ii) unless Intel or an Intel Subsidiary purchased or otherwise acquired ownership of the respective Third Party Proprietary Processor prior to the Effective Date, no Third Party Proprietary Processor shall be considered an Intel Processor. This does not amend or alter in any way the rights that NVIDIA may or may not have under any other license agreement with any licensor other than Intel or its Subsidiaries.

1.15.	“Intel Processor Bus” shall mean an Intel Bus that is capable of connecting an Intel Processor to another Intel Processor, to an Intel Compatible Chipset or to a main memory or cache.

1.16.	“Intel Proprietary Extensions” shall mean, for Intel StrongARM and XScale Processors, a set of instructions first introduced by Intel or any Intel Subsidiary that are extensions to a pre-existing instruction set first introduced by a third party which is also implemented in such Intel Processor.

1.17.	“Intel Proprietary Product” shall mean Intel Processors, Intel Compatible Processors, Intel Architecture Emulators, Intel Compatible Compilers, Intel Compatible Chipsets, any product that contains or implements any Intel Processor Bus, and Flash Memory Products. For clarity, the presence of a Third Party Proprietary Processor in a product that qualifies as an Intel Proprietary Product in the absence of such Third Party Proprietary Processor shall not prevent such product from being an Intel Proprietary Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.18.	“Licensed Product” shall mean an NVIDIA Licensed Product or an Intel Licensed Product as applicable.

1.19.	“NVIDIA Licensed Product” shall mean any NVIDIA product or service that constitutes an Information System Product, that if sold, is sold, directly or indirectly, by NVIDIA as NVIDIA’s own product (subject to the limitations set forth in Section 3.4) and not on behalf of another, provided that NVIDIA Licensed Products shall not include any Intel Proprietary Products.

1.20.	“Patents” shall mean all classes or types of patents other than design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patents throughout the world (collectively “Patent Rights”) that (a) are owned or controlled by the applicable Party or any of its Subsidiaries or to which such entities have the right to grant licenses in each case at any time on or after the Effective Date, and (b) have a first effective filing date during the Capture Period and to the extent that the applicable Party or its Subsidiaries has the right to grant licenses within and of the scope set forth herein and without the requirement to pay consideration to any third party (other than Subsidiaries or to its and their employees) for the grant of a license under this Agreement.

1.21.	“Person” shall mean a trust, corporation, partnership, joint venture, limited liability association, unincorporated organization or other legal or governmental entity.

1.22.	“Processor” shall mean any Integrated Circuit or combination of Integrated Circuits capable of processing digital data, such as a microprocessor or coprocessor (including, without limitation, a math coprocessor, processor core, graphics processor, or digital signal processor).

1.23.	“Qualified Subsidiary” shall mean any Person, now or hereafter, in which a Party owns or controls (either directly or indirectly) the following:

(a)	(i) an interest entitling such Party to receive more than fifty percent (50%) of the profits and/or losses of such Person; and (ii) the requirement to account for the interest in such Person using the consolidation method of accounting under US GAAP; and

(b)	either of the following:

(1)	if such Person has voting shares (or other voting securities), more than fifty percent (50%) of the outstanding shares (or other voting securities) entitled to vote for the election of directors or similar managing authority; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(2)	if such Person does not have voting shares (or other voting securities), more than fifty percent (50%) of the ownership interest that represents the right to make decisions for such Person of the type and nature that would be made by the holders of the voting shares (or other voting securities) of such Person were such Person to have voting shares (or other voting securities).

A Person shall be deemed to be a Qualified Subsidiary under this Agreement only so long as:

(c)	the Party owning or controlling the interest required under subsection (a) above has not contractually or otherwise agreed to forfeit, assign or otherwise alienate any part of its share of the profits or losses distributed by the entity except payments, transfers or distributions not associated with any conduct described in (d) below (e.g., dividends paid or committed to be paid to shareholder base, liquidation preferences granted or paid with respect to certain classes of securities, repayment of debt); and

(d)	the Party owning or controlling the shares, securities, or other ownership interest required under subsections (b)(1) or (b)(2) above has not contractually or otherwise surrendered, limited, or in any other way constrained in any material respect its authority to elect the managing authority or make decisions for the entity; and

(e)	all requisite conditions of being a Qualified Subsidiary are met.

For the sake of clarification only, the Parties acknowledge and agree that bona fide employee profit-sharing plans and bona fide arrangements, such as, incentive plans and executive bonuses shall not constitute an agreement to forfeit or transfer a Party’s share of profits pursuant to subsection (c) above.

1.24.	“Subsidiary” shall mean any Person, now or hereafter existing, in which a Party owns or controls (either directly or indirectly) any of the following:

(a)	the combination of (i) the direct or indirect interest or right sufficient to receive more than fifty percent (50%) of the profits and/or losses of a Person; and (ii) the requirement to account for the interest in such Person using the consolidation method of accounting under US GAAP; or

(b)	if such Person has voting shares (or other voting securities), more than fifty percent (50%) of the outstanding shares (or other voting securities) entitled to vote for the election of directors or similar managing authority; or

(c)	if such Person does not have voting shares (or other voting securities), more than fifty percent (50%) of the ownership interest that represents the right to make decisions for such Person of the type and nature that would be made by the holders of the voting shares (or other voting securities) of such Person were such Person to have voting shares (or other voting securities).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A Person shall be deemed to be a Subsidiary under this Agreement only during the time that the requisite conditions of being a Subsidiary are met.

1.25.	“Third Party Proprietary Processor” shall mean a Processor architecture, Processor design or Processor core (including the instruction set natively supported by such architecture, design or core) that (a) is not an Intel Compatible Processor, and (b) was first developed and introduced (whether through offer for sale or offer for license) by ARM Holdings PLC, or any of its Subsidiaries, or any other third party. A Third Party Proprietary Processor as defined above shall remain a Third Party Proprietary Processor regardless of what Intel or any Intel Subsidiary may do with such Third Party Proprietary Processor after its introduction.

1.26.	“US GAAP” shall mean United States Generally Accepted Accounting Principles.

2.	MUTUAL RELEASES

2.1	Intel’s Release of NVIDIA. As of the Effective Date, and by operation of this Agreement, Intel, on behalf of itself and its Subsidiaries, hereby fully, finally and forever releases, quitclaims, relinquishes and discharges all Claims that Intel or any of its Subsidiaries ever had, now has, or in the future may have against NVIDIA or any of its Subsidiaries, its past and present directors and officers and its predecessors, successors and assigns, whether known or unknown, on account of any action, inaction, matter, thing or event, that occurred or failed to occur at any time through to and including the Effective Date.

2.2	NVIDIA’s Release of Intel. As of the Effective Date, and by operation of this Agreement, NVIDIA, on behalf of itself and its Subsidiaries, hereby fully, finally and forever releases, quitclaims, relinquishes and discharges all Claims that NVIDIA or any of its Subsidiaries ever had, now has, or in the future may have against Intel or any of its Subsidiaries, its past and present directors and officers and its predecessors, successors and assigns, whether known or unknown, on account of any action, inaction, matter, thing or event, that occurred or failed to occur at any time through to and including the Effective Date. Additionally, nothing in this Agreement is intended to or shall be construed to amend Intel’s November 2, 2010 settlement with the Federal Trade Commission (or any subsequent modifications thereof).

2.3	Known and Unknown Claims. Each Party, on behalf of itself and its Subsidiaries, expressly waives the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims that the Party does not know or expect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with the other Party. In particular, but without limitation, each Party expressly waives the provisions of California Civil Code § 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4	Dismissal of the Litigation. Immediately upon execution of this Agreement by both Parties, both Parties shall cause to be filed in the Delaware Court of Chancery a Stipulation for Dismissal with Prejudice of the Litigation, with each Party to bear its own fees and costs, with a Proposed Order of Dismissal in the form attached hereto as Exhibit A. Each Party shall take reasonable steps to promptly secure the execution of the Proposed Order of Dismissal by the Delaware Court of Chancery.

2.5	Covenant Not to Sue. The Parties expressly understand that both direct and indirect breaches of this Section 2 are precluded. Therefore, each Party, on behalf of itself and its Subsidiaries, agrees that such Party and each of its Subsidiaries will not institute or prosecute, against the other, any action or other proceeding based in whole or in part upon any Claims released by this Agreement. Further, each Party, on behalf of itself and its Subsidiaries, agrees that such Party and each of its Subsidiaries will not authorize or solicit the commencement or prosecution against the other Party or any of its Subsidiaries of any action or other legal proceeding based in whole or in part upon any Claims released by this Agreement.

3.	GRANT OF RIGHTS

3.1.	NVIDIA License to Intel. Subject to the terms and conditions of this Agreement, NVIDIA on behalf of itself and its Subsidiaries hereby grants to Intel and its current and future Qualified Subsidiaries a non-exclusive, non-transferable, worldwide license, without the right to sublicense, under NVIDIA’s Patents to:

(a)	make, use, sell (directly and/or indirectly), offer to sell, import and otherwise dispose of all Intel Licensed Products; and

(b)	make, have made (subject to the limitations set forth in Section 3.3), use and/or import any equipment and practice any method or process for the manufacture, use, import and/or sale of Intel Licensed Products; and

(c)	have made (subject to the limitations set forth in Section 3.3) Intel Licensed Products by another manufacturer for supply solely to Intel and/or its Qualified Subsidiaries for use, import, sale, offer for sale or disposition by Intel and/or its Qualified Subsidiaries pursuant to the license granted above in Section 3.1(a).

3.2.	Intel License to NVIDIA. Subject to the terms and conditions of this Agreement, Intel on behalf of itself and its Subsidiaries hereby grants to NVIDIA and its current and future Qualified Subsidiaries a non-exclusive, non-transferable, worldwide license, without the right to sublicense, under Intel’s Patents to:

(a)	make, use, sell (directly and/or indirectly), offer to sell, import and otherwise dispose of all NVIDIA Licensed Products; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	make, have made (subject to the limitations set forth in Section 3.3), use and/or import any equipment and practice any method or process for the use, import and/or sale of all NVIDIA Licensed Products; and

(c)	have made (subject to the limitations set forth in Section 3.3) NVIDIA Licensed Products by another manufacturer for supply solely to NVIDIA and/or its Qualified Subsidiaries for use, import, sale, offer for sale or disposition by NVIDIA and/or its Qualified Subsidiaries pursuant to the license granted above in Section 3.2(a).

For clarity, (i) the license granted to Intel under Section 3.1(a) includes the right of customers of Intel to use, sell, offer for sale, or otherwise dispose of Intel Licensed Products worldwide, and (ii) the licenses granted to NVIDIA under Sections 3.2(a) include the right of customers of NVIDIA to use, sell, offer for sale, or otherwise dispose of NVIDIA Licensed Products worldwide, in each case, regardless of the jurisdiction in which such Licensed Products were first sold or manufactured, to the same extent that the Patent Rights of the licensor Party in such Licensed Product would be deemed to have been exhausted under United States law if such Licensed Products were first sold in the United States.

3.3.	Have Made Rights.

(a)	Each Party’s rights to have Licensed Products manufactured for it by third parties under the licenses granted under Sections 3.1 and 3.2 above shall apply only when (i) the designs, specifications and working drawings (individually and collectively “Product Specifications”) for the manufacture of such a product to be manufactured by such third party are furnished to the third party manufacturer by the Party licensed under this Agreement (“Licensed Party”) and (ii) the Product Specifications are not originally provided by the third party manufacturer to the Licensed Party unless the Licensed Party also has unrestricted ownership of such design.

(b)	The parties understand and acknowledge that a Party’s Licensed Products may consist of software, and that software is often distributed to end users by providing a single master copy of such software to a distributor, replicator, VAR, OEM or other agent and authorizing such agent to reproduce such software in substantially identical form and distribute it as a product of the providing Party. Accordingly, the parties agree that the licenses granted in this Section 3 are intended to apply to the reproduction and subsequent distribution, as a product of the providing Party, of such software Licensed Products in substantially identical form by such authorized agent.

(c)	Upon written request of the Party to this Agreement that grants the relevant license to the Licensed Party (“Requesting Party”), the Licensed Party shall, within thirty (30) days of receiving such request, inform the Requesting Party in writing whether, and if so to what extent, any manufacturer identified by the Requesting Party is manufacturing any Licensed Product for the Licensed Party pursuant to the “have made” rights granted under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4.	Clarification Regarding Patent Laundering. The Parties understand and acknowledge that the licenses granted hereunder are intended to cover only the products of the two Parties to this Agreement, and are not intended to cover manufacturing activities that either Party may undertake on behalf of third parties (patent laundering activities). Similarly, the licenses provided under this Agreement are not intended to cover services provided by the parties to the extent that such services are provided to or on behalf of a third party using tangible or intangible materials provided by or on behalf of the third party. Accordingly, by way of clarification, the following guidelines are provided to aid the determination of whether a Party’s product is a Licensed Product as defined herein or whether such product is disqualified from being a Licensed Product because circumstances surrounding the manufacture of the product suggest patent laundering.

(a)	Products of either Party (including, without limitation, Application Specific Integrated Circuits “ASICs”) that otherwise meet the definition of Licensed Product are disqualified as Licensed Products if such products are manufactured on behalf of a third party from designs received in a substantially completed form from a third party for resale to or on behalf of that Party.

(b)	Products of either Party (including, without limitation, ASICs) that otherwise meet the definition of Licensed Product are not disqualified as Licensed Products under the prohibition against patent laundering set forth in this Section 3.4 if the Party hereto selling or otherwise disposing of such product owns the design of such product and is under no obligation that restricts the sale of such product.

Notwithstanding anything contained in this Section 3.4 to the contrary, the provisions set forth in Section 3.4(a) and 3.4(b) that disqualify products manufactured by a Party or its Qualified Subsidiary from falling within the definition of Licensed Product shall not apply to manufacturing methods and processes that a Party or its Qualified Subsidiary may employ in the manufacture of foundry products for its foundry customers.

3.5.	Licenses and Subsidiaries.

(a)	Intention for Subsidiaries to be Bound.

(1)	Except as expressly set forth herein, the parties intend that this Agreement shall bind and apply to all of each Party’s Subsidiaries and the Patents held thereby. The parties agree that to the extent they are not already bound, each Party shall use reasonable and diligent efforts to ensure that all such Subsidiaries are bound by the terms of this Agreement.

(2)

Each Party agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patents directed to inventions that are made by its employees and/or Patents directed to inventions that are made by its contractors during performance of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

work paid for by the Party, in each case, either alone or in conjunction with the employees and/or contractors of one or more of its Subsidiaries or third parties (to the extent legally possible) are licensed under this Agreement. Each Party further agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patents directed to inventions that are made in substantial part using funding provided directly or indirectly by that Party and/or its Subsidiaries are licensed under this Agreement.

(3)	Notwithstanding the foregoing, however, both parties understand and intend that there are circumstances in which a Party could reasonably agree in good faith with an independent third party that the Party would not have rights to license and/or enforce Patents directed to inventions developed in conjunction with employees and or contractors of such third party. For example, both parties understand that it could be reasonable under the circumstances for a Party to agree in good faith not to have rights to license and/or enforce Patents directed to inventions that arise out of: (i) bona fide joint development projects based in substantial part on the pre-existing technology of an independent third party; (ii) bona fide joint development projects undertaken with the significant assistance of the employees and/or contractors of an independent third party; or (iii) bona fide development projects funded in substantial part by and for the benefit of a state or federal government or a university.

(4)	Either Party to this Agreement shall have the right to request a written confirmation or denial from the other Party to this Agreement that a specific Subsidiary is (or is not) bound by this Agreement. A Party receiving such a request shall provide such written confirmation (including a full explanation in support of such confirmation or denial) within thirty (30) days after the receipt of the request.

(b)	In the event that neither a Party nor any of its Subsidiaries has the right to grant a license under any particular patent right of the scope set forth herein, then the license granted herein under such Patent shall be of the broadest scope which the licensing party or any of its Subsidiaries has the right to grant.

(c)	If a third party has the right to grant licenses under a patent to a Party and its Qualified Subsidiaries (as “Licensee”) with the consent of the other Party or any of its Subsidiaries, said other Party and/or its Subsidiaries shall provide said third party with any consent required to enable said third party to license said Licensee, to the extent such patent would have been licensed hereunder if such patent had been owned by a Party, on whatever terms such third party may deem appropriate. Each Party, on behalf of itself and its Subsidiaries, waives any right it may have to receive royalties or other consideration from said third party as a result of said third party’s so licensing said Licensee within the scope of the releases and/or licenses granted under Sections 2 and 3 of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)	The parties represent, warrant and covenant that they shall not participate in the creation or acquisition of Subsidiaries where a primary purpose of such creation or acquisition is to extend the benefits of this Agreement to a third party and agree that any such attempt to extend such benefits shall be null and void.

(e)	If either Party and/or one or more of their Subsidiaries (“First Party”) owns or has the right to enforce, control or significantly influence the enforcement of any rights in any patent but such First Party does not have the right to license (in part or in whole) those rights to the other Party to this Agreement (the “Second Party”) hereunder (“Restricted Patent Rights”), then, if and to the extent that such Restricted Patent Rights would have been licensed to the Second Party if the First Party had the right to license such patents:

(1)	the First Party agrees that it shall not assert such Restricted Patent Rights against the Licensed Products of the Second Party or any Party’s manufacture, use, sale, offer for sale or import of such products;

(2)	the First Party shall not give its consent to allow a third party entity to assert the Restricted Patent Rights against the Licensed Products of the Second Party or any party’s manufacture, use, sale, offer for sale or import of such products; provided that (i) this restriction shall be dropped if the Second Party first initiates litigation alleging infringement of patent rights against the holder of the Restricted Patent Rights, and (ii) in any event the First Party shall be free to fulfill its preexisting contractual obligations to provide assistance and support as may be required under the relevant contractual agreement; and

(3)	the First Party promises to off-set or repay to the Second Party any monetary awards for damages and/or royalties actually to be paid or paid by the Second Party and owing to said First Party as a result of litigation or in compromise of any claim by the holder of the Restricted Patent Rights against the Licensed Products of the Second Party or any party’s manufacture, use, sale, offer for sale or import of such products to the extent reasonably attributable to such Restricted Patent Rights.

(f)	The extension of license rights to a Qualified Subsidiary shall apply only during the time period when such Subsidiary meets all requisite conditions of a Qualified Subsidiary. However, if a Subsidiary of a Party that holds any Patents that are licensed to the other Party hereunder ceases to meet all requisite conditions of being a Subsidiary, the licenses granted by such Subsidiary to the other Party under this Agreement shall continue for the life of such Patents even after such entity ceases to meet all the requirements of being a Subsidiary.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(g)	Notwithstanding anything to the contrary contained herein, in the event that either Party or any of its Subsidiaries obtains rights to grant licenses under any patents that would be included within the Patents licensed hereunder but for the fact that such a license would require the Party granting such license to make payments to a third party, such patents shall be included within the NVIDIA Patents or the Intel Patents, as the case may be, if the Party to whom such patents would be licensed under this Agreement agrees in a separate written agreement to be bound by, and protect such grantor against, those payment obligations.

3.6.	Waiver of Indirect Infringement Liability.

(a)	For purposes of this Section 3.6, “Indirect Infringement” means a claim for infringement where the accused infringer is not directly infringing the subject patent rights(s), but is in some manner contributing to a third party’s direct infringement of the subject patent rights(s) by, for example, supplying parts or instructions to the third party that as a result of such parts or instructions enable such third party to infringe directly the subject patent rights(s). Indirect Infringement includes without limitation contributory infringement and inducing infringement.

(b)	Each Party agrees that, unless the licenses it has granted hereunder are terminated pursuant to Section 4.2, for any Patents licensed hereunder and/or subject to Section 3.5(e), it and its Subsidiaries will not assert a claim of Indirect Infringement against the other Party or its Qualified Subsidiaries licensed hereunder (“Licensed Party”) to the extent such a claim would be based upon (a) any activity for which the Licensed Party is licensed under this Agreement, or (b) the Licensed Party providing instructions regarding or sample designs related to its Licensed Products. The parties agree that the foregoing sentence does not and shall not in any way limit their respective rights to assert direct or indirect claims of infringement against third parties.

3.7.	No Other Rights. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein. Specifically, (i) except as expressly provided in Section 3, nothing in the licenses granted hereunder or otherwise contained in this Agreement shall expressly or by implication, estoppel or otherwise give either Party any right to license the other Party’s Patents to others, and (ii) no license or immunity is granted by either Party hereto directly or by implication, estoppel or otherwise to any third parties acquiring items from either Party for the combination of Licensed Products with other items or for the use of such combination.

4.	TERM AND TERMINATION FOR CAUSE

4.1.	Term. This Agreement and the rights and licenses granted hereunder shall become effective on the Effective Date, and shall continue in effect until the expiration of the last patent licensed hereunder to expire unless such rights and licenses are sooner terminated by a Party pursuant to Section 4.2. Except as expressly set forth in Sections 4.2(a) or 4.2(b), neither this Agreement nor any of the rights or licenses granted herein may be terminated for any reason.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2.	Termination for Cause.

(a)	NVIDIA may terminate, at its option, this Agreement or Intel’s rights and licenses hereunder upon written notice if Intel fails to pay an amount due under Section 7.1 and does not cure such non-payment within sixty (60) days after receiving written notice from NVIDIA complaining thereof.

(b)	A Party hereto may terminate, at its option, this Agreement or the other Party’s rights and licenses hereunder upon sixty (60) days written notice of termination to the other Party given at any time upon or after:

(1)	the filing by the other Party of a petition in bankruptcy or insolvency;

(2)	any adjudication that the other Party is bankrupt or insolvent;

(3)	the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency or the insolvency of such other Party;

(4)	the appointment of a receiver, supervisor or liquidator for all or substantially all of the property of the other Party;

(5)	the making by the other Party of any assignment for the benefit of creditors;

(6)	the institution of any proceedings for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter; or

(7)	the other Party (“Changed Party”) undergoes a Change of Control. For purposes of this Section, “Change of Control” shall mean a transaction or a series of related transactions in which (a) one person or entity or more than one related persons or entities who did not previously own more than a fifty percent (50%) interest in the Changed Party obtains more than fifty percent (50%) interest in the Changed Party, (b) one or more related parties who did not prior to such transaction or series of transactions have the ability to control the decisions of the Changed Party or its successor in interest, and have subsequently obtained the ability to control the decisions of the Changed Party or its successors in interest, or (c) the Changed Party merges with or transfers substantially all of its assets to a third party in which the shareholders of such Changed Party immediately before the transaction own less than a fifty percent (50%) interest in the acquiring or surviving entity immediately after the transaction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(8)	[ * ].

(c)	In the event this Agreement or the other Party’s rights and licenses hereunder are terminated under Section 4.2(a) or Subsections 4.2(b)(1) through 4.2(b)(6), all licenses and rights granted to such terminated Party and its Qualified Subsidiaries, except for those listed in Section 4.3 and subsection (d) below, shall terminate effective immediately upon such termination, but the rights and licenses granted to the other Party and its Qualified Subsidiaries shall survive such termination subject to the non-terminated Party’s continued compliance with the terms and conditions of this Agreement.

(d)	In the event either Party terminates this Agreement or the other Party’s rights and licenses hereunder under Subsection 4.2(b)(7), all licenses and rights granted to such terminated Party and its Qualified Subsidiaries in this Agreement, except for those listed in Section 4.3, shall terminate effective immediately upon such termination, provided however that those specific Licensed Products of the terminated Party and/or its Qualified Subsidiaries that: (i) are currently being sold by the terminated Party and/or its Qualified Subsidiaries at the date of such termination; or (ii) were actually being developed by or for the terminated Party and/or its Qualified Subsidiaries prior to the date of such termination, are offered for sale to the public by the terminated Party and/or its Qualified Subsidiaries within nine (9) months after the date of such termination, and are sold by the terminated Party and/or its Qualified Subsidiaries in reasonable commercial quantities for the terminated Party within ten (10) months after the date of such termination shall remain licensed under the Patents of the terminating Party and its Subsidiaries for so long as the terminated Party complies with the terms and conditions of this Agreement. The Parties agree that this Section 4.2(d) is intended to extend the license only to the identical Licensed Products that meet the foregoing criteria at the time of termination and that any change to the Licensed Products, including any changes to the Licensed Product capabilities, features, or design (other than (a) changes in packaging and (b) semiconductor manufacturing process shrinks that do not alter in any way, other than clock speeds and/or voltages, the Licensed Products features or capabilities), shall render it a different product and not subject to any extended licenses under this Section 4.2(d). In the event this Agreement or the other Party’s rights and licenses hereunder are terminated under Subsection 4.2(b)(7), all licenses and rights granted to the non-terminated Party and its Qualified Subsidiaries shall survive such termination subject to the non-terminated Party’s continued compliance with the terms and conditions of this Agreement.

4.3.	Survival. The provisions of Sections 1, 2, 4.2(b)(7), 4.2(c), 4.2(d), 4.3, 5, 6, 7, 8 and 9 shall survive any termination or expiration of this Agreement.

5.	DISCLAIMER

5.1.	Nothing contained in this Agreement shall be construed as:

(a)	a warranty or representation by either of the parties to this Agreement as to the validity, enforceability or scope of any class or type of Patent Right; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	a warranty or representation that any manufacture, sale, lease, use or other disposition of Licensed Products hereunder will be free from infringement of any patent rights or other intellectual property rights of either Party or any third party; or

(c)	an agreement or obligation to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

(d)	an agreement or obligation to defend any action or suit brought by a third party that challenges the validity of any of its patents; or

(e)	conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of either Party; or

(f)	conferring by implication, estoppel or otherwise, upon any Party licensed hereunder, any license or other right under any Patent Rights, copyright, maskwork, trade secret, trademark other intellectual property right except the licenses and rights expressly granted hereunder; or

(g)	a requirement that either Party file or maintain any patent; or

(h)	an obligation to furnish any technical or other information or know-how; or

(i)	an obligation to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

5.2	NO IMPLIED WARRANTIES. EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO THE PATENTS LICENSED HEREUNDER, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.	CONFIDENTIALITY

6.1.	Confidentiality of Terms. The Parties shall keep the terms of Section 4.2(b)(8) (“Confidential Terms”) confidential and shall not now or hereafter divulge the Confidential Terms to any third party except:

(a)	as required by law or legal process; or

(b)	to the extent that confidential treatment is not obtained by NVIDIA from the U.S. Securities and Exchange Commission (the “SEC”); or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)	in confidence to legal counsel, accountants, banks and financing sources and other third parties and their advisors having a reasonable need to know, with disclosure to banks and financing sources, other third parties and their advisors to be (A) made solely in connection with complying with information requests associated with contemplated or executed financial transactions or Change of Control or similar transactions, and (B) subject to written obligations of non-disclosure, non-use and safe-keeping.

7.	FINANCIAL PROVISIONS

7.1	Payments from Intel to NVIDIA. Intel agrees to pay NVIDIA, or any U.S. based designee of NVIDIA, the total sum of One Billion Five Hundred Million Dollars (US $1,500,000,000), in U.S. currency, in accordance with the following schedule:

Due Date	Amount

January 18, 2011	US $	300,000,000

January 13, 2012	US $	300,000,000

January 15, 2013	US $	300,000,000

January 15, 2014	US $	200,000,000

January 15, 2015	US $	200,000,000

January 15, 2016	US $	200,000,000

TOTAL	US $	1,500,000,000

7.2	Payment. Such payment is due from Intel who may not transfer this obligation to any other company or entity. All payments under this Agreement will be made by and between Intel and NVIDIA, or NVIDIA’s U.S. based designee (all of which designees would be U.S. corporations and the beneficial owners of any income received under this Agreement) with no U.S. withholding tax applicable on such payments as set forth in Section 1442 of the U.S. Internal Revenue Code as of the Effective Date. The payments specified in Section 7.1 are non-refundable and shall be made by wire transfer of immediately available funds to the following NVIDIA account (or such other U.S. bank account as NVIDIA shall identify in writing to Intel):

For: NVIDIA Corporation

Bank [ * ]

Beneficiary Name: NVIDIA Corporation

Beneficiary Address: 2701 San Tomas Expressway, Santa Clara, CA 95050

Account Number: [ * ]

ABA routing Number: [ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Such payments shall be made in all circumstances, and are not contingent upon the occurrence or non-occurrence of any event, including without limitation a Change of Control, and will survive any termination of this Agreement for any reason.

7.3	Taxes. Each Party is responsible for reporting and paying its own income taxes, corporate taxes and applicable franchise taxes imposed on such Party as a result of the payments or transactions contemplated by this Agreement.

7.4	Late Payment. Any failure by Intel to make any of the payments as set forth in Section 7.1 shall be deemed a material breach of this Agreement and shall be subject to NVIDIA’s termination rights under Section 4.2(a) (including the notice and cure provisions therein). In addition, Intel agrees that any payments required under the terms of this Agreement which are not paid when due will accrue interest at the prime lending rate as reported by the Wall Street Journal on the day such payment is due (or, if the due date is on a day when such rate is not reported, on the most recent prior day on which such rate is reported) plus three percent (3%) or the maximum rate allowable by law, whichever is less. In addition to all other sums payable hereunder, Intel shall pay all reasonable expenses incurred by NVIDIA, including attorneys’ fees, in connection with collection and other enforcement proceeding resulting from or in connection with any failure by Intel to pay amounts when due under this Section 7. The rights under this Section 7.4 are in addition to, and shall in no way limit, any other rights and remedies available to NVIDIA.

8.	PRIOR LICENSE AGREEMENTS

8.1	The Parties agree to amend the Chipset License by adding the following at the end of Section 2.14 of the Chipset License:

“Notwithstanding anything else in this Agreement, NVIDIA Licensed Chipsets shall not include any Intel Chipsets that are capable of electrically interfacing directly (with or without buffering or pin, pad or bump reassignment) with an Intel Processor that has an integrated (whether on-die or in-package) main memory controller, such as, without limitation, the Intel Processor families that are code named ‘Nehalem’, ‘Westmere’ and ‘Sandy Bridge.’”

8.2	The Parties further agree to amend the Chipset License by deleting the last sentence of Section 5.2(a) so that the entire amended Section 5.2(a) would read as follows:

“Either Party may terminate the other Party’s rights and licenses hereunder upon notice if the other Party commits a material breach of this Agreement and does not correct such breach within sixty (60) days after receiving written notice complaining thereof.”

8.3	Except as expressly set forth in this Section 8, the execution of this Agreement shall not in any way alter the Parties’ rights or obligations under the Chipset License.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4	Notwithstanding anything to the contrary in the Prior Cross License Agreement (as defined in Section 9.6(a)), each Party agrees not to take any action to terminate the Prior Cross License Agreement (or rights and licenses granted to the other Party or any of its Qualified Subsidiaries under the Prior Cross License Agreement) under Sections 4.2(a) or 4.2(b) of the Prior Cross License Agreement, unless and until, if ever, this Agreement is (and solely to the same extent that the rights and licenses granted to such other Party and its Qualified Subsidiaries under this Agreement are) terminated in accordance with the terms and conditions of this Agreement. For clarity, any such termination of this Agreement shall not itself constitute a breach of the Prior Cross License Agreement or itself give rise to any right of a Party to terminate the Prior Cross License Agreement, and subject to the limitation in the foregoing sentence, any right of a Party to terminate the Prior Cross License Agreement shall be determined exclusively pursuant to and in accordance with the terms and conditions of the Prior Cross License Agreement.

9.	MISCELLANEOUS PROVISIONS

9.1.	Authority. Each of the parties hereto represents and warrants that it has the right to grant the other the licenses and releases granted hereunder.

9.2.	No Assignment. This Agreement is personal to the parties, and the Agreement or any right or obligation hereunder is not assignable, whether in conjunction with a change in ownership, merger, acquisition, the sale or transfer of all, or substantially all or any part of a Party’s business or assets or otherwise, either voluntarily, by operation of law, or otherwise, without the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party. Any such purported assignment or transfer shall be deemed a breach of this Agreement and shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Notwithstanding the foregoing or any other provision of this Agreement, the occurrence of any Change of Control shall not in itself be deemed an assignment of this Agreement, but such Change of Control shall be subject to the provisions of Section 4.2 herein.

9.3.	Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to NVIDIA:	If to Intel:

General Counsel	General Counsel
NVIDIA Corporation	Intel Corporation
2701 San Tomas Expressway	2200 Mission College Blvd.
Santa Clara, CA 95050	Santa Clara, CA 95052

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4.	No Rule of Strict Construction. Regardless of which Party may have drafted this Agreement or any part thereof, no rule of strict construction shall be applied against either Party. If any provision of this Agreement is determined by a court to be unenforceable, the parties shall deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

9.5.	Taxes. Each Party shall be responsible for the payment of its own tax liability arising from this transaction.

9.6.	Entire Agreement.

(a)	The rights and licenses granted under the Patent Cross License Agreement entered into by and between Intel and NVIDIA as of November 18, 2004, as amended by Amendment to Patent Cross License Agreement dated December 22, 2010 (“Prior Cross License Agreement”) shall remain in full force and effect in addition to the rights and licenses granted under this Agreement, provided that: (i) with respect to any Patent (as defined in the Prior Cross License Agreement) that is licensed by a Party to the other Party under the Prior Cross License Agreement and that is also licensed to such other Party under the terms and conditions of this Agreement, the terms and conditions of this Agreement shall exclusively govern in respect of the rights, licenses, immunities and other terms and conditions associated with such Patent, for so long as the rights and licenses of such other Party remain in full force and effect under this Agreement, and (ii) with respect to any Patent (as defined in the Prior Cross License Agreement) that was licensed by a Party to the other Party under the Prior Cross License Agreement but that is not for any reason licensed to such other Party under the terms and conditions of this Agreement (including, without limitation, by virtue of a Party having sold or assigned any rights in and to any such Patent prior to the Effective Date), the terms and conditions of the Prior Cross License Agreement shall exclusively govern in respect of the rights, licenses, immunities and other terms and conditions associated with such Patent. For clarity, in the event that the rights or licenses of a Party under this Agreement are terminated for any reason, the terms and conditions of the Prior Cross License Agreement shall govern all rights, license, immunities of such Party associated with any Patent that is licensed under the terms of the Prior Cross License Agreement.

(b)	The Chipset License shall remain in full force and effect as amended by Section 8 of this Agreement.

(c)	Except as set forth in this Section 9.6, this Agreement and the attached exhibit(s), the Prior Cross License Agreement and the Chipset License embody the entire understanding of the parties with respect to the subject matter hereof, and merge all prior oral or written communications between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.7.	Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.8.	Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of Delaware, without reference to conflict of laws principles.

9.9.	Jurisdiction. Intel and NVIDIA agree that all disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware pursuant to 10 Del. C. Section 346 or the United States District Court for the District of Delaware.

9.10.	Dispute Resolution. Prior to initiating litigation proceedings, any dispute arising directly under the express terms of this Agreement or the grounds for termination of any rights granted under this Agreement shall be resolved as follows: First, senior executives of both Parties shall meet within thirty (30) days of either Party providing written notice in accordance with Section 9.3 to the other Party of a dispute to attempt to resolve such dispute. If the senior executives cannot resolve the dispute, either Party may make a written demand for formal dispute resolution by tendering to the other Party notice of the dispute and its intent to invoke the terms of this Section 9.10. The Parties agree to meet within ninety (90) days of such a demand with an impartial mediator selected by mutual agreement for a one-day non-binding mediation of the dispute. In the event the Parties cannot agree on a mediator, they shall each select one independent nominator, who shall not at any time have been employed or engaged by either Party, and the two nominators shall agree on and appoint the mediator. If the Parties have not agreed on resolution of the dispute within thirty (30) days after the one-day mediation, either Party may begin litigation proceedings.

9.11.	Compliance with Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto and of the Subsidiaries of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties hereto or the Subsidiaries of the parties, and to orders, regulations, directions or requests of any such government.

9.12.	Force Majeure. The parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties.

9.13.	Assignment of Patents. Neither Party shall assign or grant any right under any of its Patents unless such assignment or grant is made subject to the terms of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.14.	Patent Inquiries. Each Party shall, upon a request from the other Party sufficiently identifying any patent or patent application, inform the other Party as to the extent to which said patent or patent application is subject to the licenses and other rights granted hereunder. If such licenses or other rights under said patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the Party making such request, unless such disclosure is prevented by such contract, and in such event, a statement of the nature of such restriction shall be provided to the extent permitted.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date below written.

INTEL CORPORATION		NVIDIA CORPORATION

By:	/s/ Paul S. Otellini	By:	/s/ Jen-Hsun Huang

Paul S. Otellini		Jen-Hsun Huang
Printed Name		Printed Name

President & CEO		President and Chief Executive Officer
Title		Title

1/10/11		1/10/2011
Date		Date

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

STIPULATION FOR DISMISSAL WITH PREJUDICE

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

INTEL CORPORATION, Plaintiff/Counterclaim Defendant, v. NVIDIA CORPORATION, Defendant/Counterclaim Plaintiff.	C.A. No. 4373-VCS

STIPULATION AND ORDER OF DISMISSAL

IT IS HEREBY STIPULATED, pursuant to Chancery Court Rule 41(a), by counsel for the undersigned parties, that all claims and counterclaims asserted in the above-captioned action be, and hereby are, dismissed with prejudice. Each Party shall bear its own costs.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

OF COUNSEL:

Stephen C. Neal (CA Bar # 170085)

John C. Dwyer (CA Bar # 136533)

COOLEY LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Telephone:        (650) 843-5000

Michael G. Rhodes (CA Bar # 116127)

COOLEY LLP

101 California Street – 5th Floor

San Francisco, CA 94111-5800

Telephone:        (415) 693-2000

Gregory P. Williams (#2168)

John D. Hendershot (#4178)

Blake Rohrbacher (#4750)

Scott W. Perkins (#5049)

Jillian G. Remming (#5097)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Telephone: (302) 651-7700

Counsel for NVIDIA Corporation

OF COUNSEL:

George M. Newcombe

Jeffrey E. Ostrow

Patrick E. King

SIMPSON THACHER & BARTLETT LLP

2550 Hanover Street

Palo Alto, CA 94304

Tel: (650) 251-5000

Fax: (650) 251-5002

James L. Quarles III

Howard M. Shapiro

Peter J. Macdonald

WILMER CUTLER PICKERING HALE AND DORR LLP

1875 Pennsylvania Ave, NW

Washington, DC 20006

Tel: (202) 663-6000

Fax: (202) 663-6363

Martin S. Lessner (No. 3109)

John Shaw (No. 3362)

Tammy L. Mercer (No. 4957

Emily V. Burton (No. 5142)

YOUNG CONA WAY STARGATT & TAYLOR, LLP

The Brandywine Building, 17th Floor

1000 West Street

Wilmington, DE 19801

Tel: (302) 571-6689

Fax: (302) 571-3334

Counsel for Intel Corporation

Dated: January     , 2011

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SO ORDERED this day of , 2011.

The Honorable Leo E. Strine, Jr.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.